Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement (No. 333-______) on Form S-3 of our report dated January 21, 2005, with respect to the consolidated balance sheets of HyperSpace Communications, Inc. (the "Company") as of December 31, 2004 and 2003 and the related statements of operations, change in stockholders' capital and cash flows for the years ended December 31, 2004 and 2003 appearing in the Company’s Annual Report on Form 10-KSB for the years ended December 31, 2004 and 2003. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

September 30, 2005